EXHIBIT 10.1

THE FRANCIS G. NEWLANDS BUILDING

ADDENDUM NO. 3 TO OFFICE LEASE

     THIS ADDENDUM NO. 3 TO OFFICE LEASE (this “Addendum”) is made and entered into this 12th day of May, 2004, by and between NEWLANDS BUILDING VENTURE, LLC, a Maryland limited liability company, hereinafter called “Lessor,” and COSTAR REALTY INFORMATION, INC., a Delaware corporation, hereinafter called “Lessee.”

WITNESSETH:

     WHEREAS, by Office Lease dated the 12th day of August, 1999, as amended by Addendum No. 1 to Office Lease dated the 15th day of May, 2000, and Addendum No. 2 to Office Lease dated as of the 1st day of July, 2000 (as so amended, the “Lease”), Lessor leased to Lessee approximately 60,041 square feet of rentable area (the “Existing Demised Premises”) on the ninth (9th), tenth (10th) and eleventh (11th) floors of the office building situated at Two Bethesda Metro Center, Bethesda, Maryland (the “Building”), together with certain storage space therein; and

     WHEREAS, Lessor and Lessee desire to expand the Existing Demised Premises by adding thereto and incorporating therein, upon the terms and conditions hereinafter set forth, additional space on the fourth (4th) floor of the Building comprising an agreed rentable area of approximately 13,522 square feet (the “Additional Space”), measured in accordance with the Building Owners and Managers Association (BOMA) Standard Method of Measurement (ANSI Z65.1 1996).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do mutually agree that the Lease shall be and is hereby amended to provide as follows, all capitalized terms being as defined in the Lease unless otherwise noted herein:

1. ADDITIONAL SPACE

     Lessor does hereby lease to Lessee, and Lessee does hereby lease from Lessor, the Additional Space, subject to and upon all of the terms and conditions of the Lease, as amended. Except as otherwise provided in this Addendum, hereafter, references in the Lease to the Demised Premises shall include both the Existing Demised Premises and the Additional Space. The Additional Space is outlined on the floor plan attached hereto and made a part hereof as Exhibit A.

2. TERM

     The Additional Space shall be added to the Existing Demised Premises on the Addition Date, which shall be the earlier of (i) Lessee’s occupancy of the Additional Space for the conduct of its business, or (ii) the 15th day of September, 2004; it being understood and agreed that on the first (1st) business day following the full execution and delivery of this Addendum (the ‘Possession Date”), Lessor shall deliver possession of the Additional Space to Lessee to permit Lessee to commence the construction of its Additional Space Work (as defined below), subject to the terms and conditions of Section 6 below. The term of the Lease as to the Additional Space shall expire on the 31st day of March, 2010, so as to be coterminous for all purposes with the initial term of the Lease as to the Existing Demised Premises, subject to Lessee’s right to extend the term of the Lease pursuant Section 35 of the Lease.

3. RENT

     The additional monthly rent for the Additional Space (“Additional Monthly Rent”), which Lessee hereby agrees to pay in advance to Lessor and Lessor hereby agrees to accept, shall be as follows, computed at the respective per square foot rate set forth below:

	Additional	Rate per
Lease Period	Monthly Rent	Rentable Square Foot
- From the Addition Date through August 31, 2005	$41,129.42	($36.50/sf)
- From September 1, 2005 through August 31, 2006	$42,154.84	($37.41/sf)
- From September 1, 2006 through August 31, 2007	$43,214.06	($38.35/sf)
- From September 1, 2007 through August 31, 2008	$44,295.82	($39.31/sf)
- From September 1, 2008 through August 31, 2009	$45,400.12	($40.29/sf)
- From September 1, 2009 through March 31, 2010	$46,538.22	($41.30/sf)

     The Additional Monthly Rent is in addition to, and not in lieu of, the Monthly Rent set forth in Section 4 of the Lease. Such Additional Monthly Rent shall be payable in advance on the first day of each calendar month beginning from and after the Addition Date, and continuing during the initial term of the Lease, as extended as provided above, without any rent credit, abatement or waiver by Lessor. If the Addition Date is a date other than the first day of a calendar month, Additional Monthly Rent from such date until the first day of the following calendar month shall be prorated at the rate of one-thirtieth (1/30th) of the Additional Monthly Rent for each day, payable in advance.

4. RENTAL ESCALATION FOR INCREASES IN EXPENSES

     (A) Effective as of the Addition Date, Section 5 of the Lease shall be and is hereby amended to provide that (i) Additional Space Base Operating Expenses are defined to be the amount of Operating Expenses actually incurred by Lessor in calendar year 2004, and (ii) Additional Space Base Operating Costs are defined to be the amount of Operating Costs actually incurred by Lessor in calendar year 2004. Operating Expenses and Operating Costs for each calendar year (including Additional Space Base Operating Expenses and Additional Space Base

Operating Costs) shall be those actually incurred, provided, however, that if the Building was not at least ninety-five percent (95%) occupied during the entire calendar year, the Operating Expenses (including without limitation Real Estate Taxes) and Operating Costs shall be adjusted, using reasonable projections taking into account any leases which are net of electric and/or char service, and only to the extent any items of Operating Expenses or Operating Costs vary with the occupancy level of the Building, to project the Operating Expenses and Operating Costs as if the Building were ninety-five percent (95%) occupied during the entire calendar year by tenants using substantially all Building services.

     (B) Effective as of the Addition Date, “Lessee’s Additional Space Proportionate Share” of (i) increases in Operating Expenses shall be 4.88% (13,522 rentable square feet divided by 277,133 rentable square feet of office and retail space in the Building), and (ii) increases in Operating Costs shall be 5.31% (13,522 rentable square feet divided by 254,633 rentable square feet of office space in the Building).

     (C) Section 5 of the Lease shall be and remain applicable and effective with respect to the Existing Demised Premises through the term of the Lease. However, effective as of the first anniversary of the Addition Date, and continuing through the initial term of the Lease, in addition to the Operating Expenses and Operating Costs payable with respect to the Existing Demised Premises, Lessee shall be obligated to pay its Lessee’s Additional Space Proportionate Share of increases in Operating Expenses and Operating Costs over Additional Space Base Operating Expenses and Additional Space Base Operating Costs in accordance with the methods and procedures set forth in Section 5 of the Lease.

5. RIGHT OF FIRST NEGOTIATION

     In addition to the expansion rights granted to Lessee in Section 36 of the Lease, Lessee shall have the right of first negotiation hereinafter set forth in this Section 5.

     If the Lease, as amended hereby, shall then be unassigned (except to a subsidiary or affiliate of Lessee), in full force and effect and Lessee is not in default under any of the provisions of the Lease (as amended hereby) beyond the expiration of any applicable notice or grace period (it being understood and agreed that the right granted to Lessee in this Section 5 is not assignable and that the same shall be deemed null and void upon any assignment or transfer of the Lease by Lessee to a party other than a subsidiary or affiliate of Lessee), Lessor agrees that at each time during the initial term of the Lease, but subject to the continued occupancy thereof by initial tenants and any rights of first negotiation or expansion options granted to tenants of the Building prior to the date of this Addendum, additional space on the seventh (7th) or eighth (8th) floors of the Building becomes available to Lessor for leasing to third parties, then Lessor shall give to Lessee written notice of such availability as soon as practicable but not more than twelve (12) months prior to the date of availability, accompanied by Lessor’s opinion (acting reasonably and in good faith) as to the fair market rent for such available space, which shall be the fair market rent prevailing (taking into account then prevailing tenant concession packages including, without limitation, rental abatement (if any) and construction allowance (if any) on leases having a term most nearly equal to the remaining initial term of the Lease) for comparable space in comparable office buildings in the Bethesda-Chevy Chase market area, but in no event less than the Additional Monthly Rent (expressed as an annual rental rate per square foot) then payable for the Additional Space under this Addendum. Lessee shall then have a period of fifteen (15) days in which to notify Lessor in writing of Lessee’s election to lease such available space at said rental, time being of the essence; provided, however, that from and after the commencement of the seventh (7th) Lease Year, any such election by Lessee must be accompanied by written notice of Lessee’s irrevocable election to extend the term of the Lease for the First Renewal Term pursuant to Section 35 of the Lease. Should Lessee fail to notify Lessor in writing within the said fifteen (15)-day period of Lessee’s election to lease such available space (and, if so applicable, to so extend the term of the Lease), time being of the essence, then Lessee’s right to lease such available space shall thereupon terminate and be of no force or effect, and Lessor shall be free to lease such available space to any party upon any terms and conditions, subject to Lessee’s rights herein with respect to such space the next time it becomes available to Lessor for leasing to third parties.

     Should Lessee notify Lessor in writing within the said fifteen (15)-day period of Lessee’s election to lease such available space (and, if so applicable, to so extend the term of the Lease), and if Lessor and Lessee shall fail to agree on the said fair market rent for such available space within thirty (30) days after Lessor’s receipt of Lessee’s written notification of its election to lease such available space, then such fair market rent (taking into account the said tenant concessions) shall be determined, within sixty (60) days after Lessor’s receipt of Lessee’s written notification of its election to lease such available space, as nearly as practicable in accordance with the “3-broker method” set forth in Section 35 of the Lease. Within ten (10) days after such determination of the fair market rent for the available space, Lessee shall have the right to rescind its exercise of its election to lease such available space by written notice to Lessor within the said ten (10)-day period, time being of the essence. If Lessee fails to so rescind its exercise of its election to lease such available space, then Lessee’s election shall be deemed irrevocable, and Lessor shall prepare, and Lessor and Lessee shall promptly execute and deliver, an addendum to the Lease amending the appropriate provisions hereof. If Lessee so rescinds its election to lease such available space, then Lessor shall be free to lease such available space to any party upon any terms and conditions.

6. TENANT WORK IN THE ADDITIONAL SPACE

     (A) The Additional Space has been previously occupied and improved for occupancy, and, subject to Lessor’s (i) construction of demising walls for the Additional Space in accordance with applicable code provisions and in a good and workmanlike manner, and (ii) performing such work as is necessary to cause the common corridor on the fourth (4th) floor of the Building to be similar in character and quality of finish and appearance to the other multi-tenanted floors in the Building (collectively, “Lessor’s Work”), Lessee shall accept the Additional Space in its current “as is” condition; provided, however, that Lessor represents and warrants to Lessee that (i) to the best of Lessor’s knowledge, without investigation, the Additional Space does not contain any Materials (as defined in the Lease), except in accordance with all Environmental Regulations (as defined in the Lease), and (ii) all mechanical, electrical, and plumbing systems in the Additional Space are in good working order. Lessor and Lessee will coordinate the Lessor’s Work and the Additional Space Work (as defined below) so as to undertake and complete the same in the normal sequencing and coordination of landlord/tenant construction activity, and such that Lessor’s Work will not subject Lessee to any material delay in the performance of the Additional Space Work.

     (B) Any and all additional tenant work and installations desired by Lessee for its initial occupancy of the Additional Space (“Additional Space Work”) shall be undertaken by Lessee at its cost and expense (subject to the cash allowance provided for below), shall be subject to the written approval of Lessor, and shall not be commenced until such approval is obtained. Lessor’s approval of the Additional Space Work and any plans and specifications therefor shall not be unreasonably withheld, conditioned or delayed by Lessor; it being understood that Lessor’s decision will be based upon aesthetics (only as to items of Additional Space Work visible from outside the Additional Space), as well as whether the Additional Space Work would have a material adverse on the structure of the Building and its mechanical, plumbing and electrical systems. All Additional Space Work shall be done in accordance with the plans and specifications prepared by Lessee’s contractor or architect and as approved by Lessor.

     (C) Lessee shall submit to Lessor plans and specifications for the Additional Space Work, including, without limitation, complete mechanical, fire protection, electrical and plumbing (“MEP”) plans (but only to the extent necessary to obtain any required building permits). Lessee shall provide to Lessor such other information as Lessor may reasonably request in order to complete its review of Lessee’s plans and specifications. No construction of any tenant work and installations will be commenced until Lessor’s written approval is obtained

     (D) Within seven (7) business days after Lessor receives such plans and specifications from Lessee, Lessor shall notify Lessee in writing as to whether Lessor approves or disapproves such plans and specifications. If Lessor disapproves the same, Lessor shall state, to the extent possible, its specific objections, and Lessee shall promptly thereafter resubmit plans and specifications revised to satisfy those objections. Within four (4) business days after Lessor receives such resubmittals of plans and specifications (and within four (4) business days after any subsequent resubmittals), Lessor shall notify Lessee in writing as to whether Lessor approves or disapproves such resubmittals of plans and specifications. If Lessor fails to respond within the required period as to either the initial submission of Lessee’s plans and specifications or such resubmittals thereof, Lessor’s approval shall be deemed granted. When Lessor approves Lessee’s plans and specifications, a copy thereof shall be initialed by Lessor and Lessee for identification purposes. Upon such approval of Lessee’s plans and specifications for the Additional Space Work and the occurrence of the Possession Date, Lessee, its employees, agents and contractors, may enter upon the Additional Space at reasonable times for the purpose of installing the Additional Space Work, trade fixtures and other equipment for the conduct of Lessee’s business in the Additional Space; provided, however, that any such pre-Addition Date entry by Lessee shall be upon the terms and conditions of the Lease, as amended hereby, including Lessee’s indemnification of Lessor pursuant to Section 18 of the Lease, and excluding only Lessee’s obligation to pay Additional Monthly Rent.

     (E) Lessee shall elect to either undertake its own construction management or retain a third party construction manager with respect to the Additional Space Work, and Lessee shall pay to Lessor a plan review and coordination fee (the “Plan Review Fee”) in an amount equal to one percent (1%) of the hard cost of the Additional Space Work, payable within thirty (30) days after Lessee’s receipt of an invoice from Lessor. Further, Lessee may elect to use Girard Engineering as its MEP engineer. Lessee’s selection of any other MEP engineer shall be subject to the prior written approval of Lessor, which approval shall not be unreasonably withheld or delayed, and shall also be subject to Lessee’s payment of Girard Engineering’s fee (the “MEP Plan Review Fee”), which shall not exceed One Thousand Three Hundred Fifty and 00/100 Dollars ($1,350.00) to review the MEP plans prepared by any other MEP engineer. The payment of the Plan Review Fee or the MEP Plan Review Fee, as the case may be, shall constitute additional rent, and in the event of nonpayment thereof by Lessee, Lessor shall have all the rights and remedies set forth in the Lease with respect to nonpayment of rent.

     (F) Lessor shall pay to Lessee, on the following terms and conditions, a cash allowance of up to Two Hundred Two Thousand Eight Hundred Thirty and 00/100 Dollars ($202,830.00) (the “Additional Construction Allowance), to be applied to the payment of the cost and expense incurred by Lessee in the design and construction of the Additional Space Work, including (i) hard costs, (ii) the costs of permits, space planning, architectural, engineering and design fees, (iii) the Plan Review Fee or the MEP Plan Review Fee, as the case may be, and (iv) telecommunications systems and equipment and computer cabling installed in the Additional Space. Any balance of the Additional Construction Allowance (which balance shall not exceed the amount of One Hundred One Thousand Four Hundred Fifteen and 00/100 Dollars ($101,415.00) shall be applied to the Additional Monthly Rent first due under this Addendum until such balance is exhausted.

     The Additional Construction Allowance shall be disbursed as the Additional Space Work progresses upon Lessee’s submission of a requisition statement, not more frequently than monthly, with supporting invoices representing the cost of such work since Lessee’s last requisition, together with evidence of payment of the cost of all such work covered by the last requisition. Lessee shall also submit lien waivers by all contractors and suppliers employed by Lessee for such work. Lessor shall have the right to verify all such invoices, and after inspection and approval by Lessor and its architect, which approval shall not be unreasonably withheld, conditioned or delayed, Lessor shall pay to Lessee or its contractor an amount equal to the approved requisition sum; provided, however, that in no event shall Lessor’s total liability for such payments exceed the Additional Construction Allowance. All Additional Space Work, whether at Lessor’s or Lessee’s expense, or the joint expense of Lessor and Lessee, shall become and remain the property of Lessor and be surrendered with the Additional Space upon the expiration or earlier termination of the Lease, as amended hereby.

     (G) The selection of Lessee’s contractor(s) to perform the Additional Space Work shall be subject to the prior written approval of Lessor, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be based upon the contractor being properly licensed and insured in accordance with Section 18(D) of the Lease and past job performance. Lessor may further require that Lessee obtain and deliver to Lessor written and unconditional waivers of mechanic’s and materialmen’s liens upon the Land and Building for all work, labor and services to be performed, and materials to be furnished in connection with such work, signed by all contractors, subcontractors, and materialmen to become involved in such work. Lessor shall have the right to inspect work performed by Lessee’s contractors. Further, all provisions of Section 10 of the Lease shall apply to all work performed by Lessee’s contractors.

     Lessee shall not be required to remove or alter any Additional Space Work at the expiration or earlier termination of the term of the Lease, as amended hereby.

7. BROKER AND AGENT

     Lessor and Lessee each represent and warrant one to another that, except as hereinafter set forth, neither of them has employed any broker in carrying on the negotiations, or had any dealings with any broker, relating to this Addendum. Lessor represents that it has employed its Management Agent as its broker, and Lessee represents that Lincoln Property Company has co-brokered this expansion and renewal transaction on behalf of Lessee. Lessor acknowledges that Lessor shall be responsible for any commissions due to said brokers pursuant to separate agreements. Lessor shall indemnify and hold Lessee harmless, and Lessee shall indemnify and hold Lessor harmless, from and against any claims or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors.

8. PARKING

     Upon the Addition Date, Lessee shall have the option to lease up to twenty (20) additional spaces in the Building’s parking garage and six (6) additional spaces in the parking garage in the adjacent building known as and situated at Three Bethesda Metro Center, such parking spaces to be for use only by Lessee, its employees and permitted sublessees. If Lessee shall elect to exercise said option, it shall do so by giving written notice thereof to Lessor not later than thirty (30) days following the Addition Date. Any such lease of additional parking spaces shall be with the manager of said parking garage, and shall be on a monthly basis, upon the same terms as leased to other monthly users, and at the same prevailing rate charged by the garage operator from time to time to other monthly users, including any premium charged by the garage operator to other monthly users from time to time for reserved parking spaces. Lessee’s parking rights allocable to the Existing Demised Premises shall be and remain as provided for in Section 34 of the Lease.

9. LEASE PROVISIONS APPLICABLE

     Except to the extent expressly modified by this Addendum, all of the terms and conditions of the Lease, as amended or supplemented hereby, shall remain in full force and effect. Except as may otherwise be provided in this Addendum, the Additional Space shall be deemed to be a part of the premises demised under the Lease for all purposes.

(Signatures on Following Page)

     IN WITNESS WHEREOF, Lessor and Lessee have caused this Addendum to be signed in their names by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions.

LESSOR:

NEWLANDS BUILDING VENTURE, LLC a Maryland limited liability company

Attest:	By:	The Chevy Chase Land Company of Montgomery County, Maryland, Managing Member

/s/		By:	/s/ Michele Horwitz Cornwell, S.V.P.

Secretary		Name:	Michele Horwitz Cornwell
(SEAL)		Title:	Senior Vice President

LESSEE:

Attest:	COSTAR REALTY INFORMATION, INC. a Delaware corporation

/s/ Carla J. Garrett	By:	/s/ Frank Carchedi

Secretary	Name:	Frank Carchedi
(SEAL)	Title:	Chief Financial Officer

STATE OF MARYLAND
COUNTY OF MONTGOMERY, ss:

     I, Donna Geraci, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that Michele H. Cornwell, who is personally well known to me as the person who executed the foregoing and annexed Addendum, dated the 12 day of May, 2004, on behalf of the Lessor, to acknowledge the same, personally appeared before me in said jurisdiction and acknowledged said Addendum to be the act and deed of The Chevy Chase Land Company of Montgomery County, Maryland, as Managing Member of and for and on behalf of the Lessor, and delivered the same as such.

     GIVEN under my hand and seal this 12 day of May, 2004.

/s/ Donna Geraci

Notary Public

     My commission expires: 5.1.07

STATE OF MARYLAND
COUNTY OF MONTGOMERY, ss:

     I, Georgeann B. Murrell, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that Frank Carchedi, who is personally well known to me to be the person who executed the foregoing and annexed Addendum, dated the 12 day of May, 2004 on behalf of Lessee, to acknowledge the same, personally appeared before me in said jurisdiction and acknowledged said Addendum to be the act and deed of CoStar Realty Information, Inc., and delivered the same as such.

     GIVEN under my hand and seal this 12 day of May, 2004.

/s/ Georgeann B. Murrell

Notary Public

     My commission expires: 4.1.07